77C Matters submitted to a vote of security holders

Liberty Federal Securities Fund

(a) On September 26, 2001, a Special Meeting of Shareholders of Liberty Federal Securities Fund (Fund) was held to approve the following item, as described in the Proxy Statement for the Meeting. On July 16, 2001, the record date for the Meeting, the Fund had 60,703,170.956 outstanding shares of beneficial interest. The vote cast at the Meeting was as follows:

(b)   Not applicable.

(c) To approve a new Investment Advisory Agreement with Colonial Management Associates, Inc.

       For:         36,364,039.764   shares of beneficial interest being a
                                     majority of the shares represented
                                     at the Meeting
      Against:         840,059.408   shares of beneficial interest
      Abstain:       1,367,790.153   shares of beneficial interest

 (d) Not applicable.

(proxy material incorporated herein by reference to Accession Numbers 0000950135-01-502257 and 0000021847-01-500133)


77L Changes in accounting principles and practices

Liberty Federal Securities Fund (Fund)


As required, effective September 1, 2001, the Liberty Funds Trust III has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The financial statements and notes to financial statements have been adjusted accordingly for Liberty Federal Securities Fund, which were materially impacted by this change.